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                           FLEETWOOD ENTERPRISES, INC.

                            SUPPLEMENTAL BENEFIT PLAN

                 (Amended And Restated Effective April 1, 1995)

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                                TABLE OF CONTENTS

          1.   Purpose.. . . . . . . . . . . . . . . . . . . . . . . .    1

          2.   Definitions.. . . . . . . . . . . . . . . . . . . . . .    1

               2.1  Board. . . . . . . . . . . . . . . . . . . . . . .    1
               2.2  Committee. . . . . . . . . . . . . . . . . . . . .    1
               2.3  Company. . . . . . . . . . . . . . . . . . . . . .    2
               2.4  Deferred Compensation. . . . . . . . . . . . . . .    2
               2.5  Participant. . . . . . . . . . . . . . . . . . . .    2
               2.6  Plan Period. . . . . . . . . . . . . . . . . . . .    2
               2.7  Base Rate. . . . . . . . . . . . . . . . . . . . .    2
               2.8  Restricted Contributions.. . . . . . . . . . . . .    2
               2.9  Retirement Plans.. . . . . . . . . . . . . . . . .    2
               2.10 Subsidiary.. . . . . . . . . . . . . . . . . . . .    3
               2.11 Supplemental Benefits. . . . . . . . . . . . . . .    3
               2.12 Change of Control. . . . . . . . . . . . . . . . .    3
               2.13 Fleetwood. . . . . . . . . . . . . . . . . . . . .    4

          3.   Plan Administration.. . . . . . . . . . . . . . . . . .    4
               3.1  The Committee. . . . . . . . . . . . . . . . . . .    4
               3.2  Powers of the Committee. . . . . . . . . . . . . .    4
               3.3  Organization and Operation of Committee. . . . . .    4
               3.4  Reliance on Reports. . . . . . . . . . . . . . . .    4
               3.5  Records and Reports. . . . . . . . . . . . . . . .    5
               3.6  Payment of Expense.. . . . . . . . . . . . . . . .    5
               3.7  Indemnification. . . . . . . . . . . . . . . . . .    5

          4.   Eligibility and Participation.. . . . . . . . . . . . .    6

          5.   Determination of Supplemental Benefits. . . . . . . . .    6
               5.1  Separate Determination for Each Plan Period. . . .    6
               5.2  Determination of Amount of Supplemental
                    Benefits.. . . . . . . . . . . . . . . . . . . . .    6
               5.3  Computation of Interest. . . . . . . . . . . . . .    6
               5.4  Vesting. . . . . . . . . . . . . . . . . . . . . .    7

          6.   Unsecured Obligation. . . . . . . . . . . . . . . . . .    7

          7.   Payment.. . . . . . . . . . . . . . . . . . . . . . . .    7

          8.   Beneficiary Designation.. . . . . . . . . . . . . . . .    9

          9.   Dissolution and Other Events. . . . . . . . . . . . . .    9
               9.1  Dissolution or Change of Control of Fleetwood. . .    9
               9.2  Subsidiary Reorganization. . . . . . . . . . . . .   10

          10.  Claim to Supplemental Benefits and Employee Rights. . .   10

          11.  Nontransferability. . . . . . . . . . . . . . . . . . .   11

          12.  Court Orders. . . . . . . . . . . . . . . . . . . . . .   11


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          13.  Relationship to Other Benefits. . . . . . . . . . . . .   11

          14.  Amendment and Termination.. . . . . . . . . . . . . . .   11
               14.1 Plan Restatement.. . . . . . . . . . . . . . . . .   11
               14.2 Future Amendment and Termination.. . . . . . . . .   12

          15.  Amendment of Retirement Plans.. . . . . . . . . . . . .   12

          16.  De Minimus Payments.. . . . . . . . . . . . . . . . . .   12

          17.  Incompetency. . . . . . . . . . . . . . . . . . . . . .   12

          18.  Notice. . . . . . . . . . . . . . . . . . . . . . . . .   13

          19.  Governing Law.. . . . . . . . . . . . . . . . . . . . .   13

          20.  Pronouns. . . . . . . . . . . . . . . . . . . . . . . .   13


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                           FLEETWOOD ENTERPRISES, INC.

                            SUPPLEMENTAL BENEFIT PLAN

                 (AMENDED AND RESTATED EFFECTIVE APRIL 1, 1995)

          1.   PURPOSE.

          The purpose of the Supplemental Benefit Plan (the "Plan") is to provide benefits to certain highly-compensated or management employees of Fleetwood Enterprises, Inc. and certain of its Subsidiaries in addition to the benefits provided under the Fleetwood Enterprises, Inc. Retirement Plan (including for purposes of the Plan, the Benefit Restoration Plan) or the Fleetwood Retirement Plan, whichever of such Retirement Plans are applicable to the particular employee. To this end, the Plan provides for (1) supplemental unfunded benefits in excess of those provided by the Retirement Plans because of the contribution limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986 as amended (the "Code"), and (2) unfunded benefits in lieu of amounts which would have been contributed to the Retirement Plans if deferred compensation were included in the Retirement Plan's definition of "Earnings" for purposes of contributions. This Plan is intended to constitute an unfunded plan providing benefits to a select group of management or highly compensated employees within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

          2.   DEFINITIONS.

          The following terms shall have the respective meanings set forth below:

               2.1  BOARD.

               "Board" shall mean the Board of Directors of Fleetwood.

               2.2  COMMITTEE.

               "Committee" shall mean a committee appointed by the President of Fleetwood. The Committee shall consist of not less than two members. A member of the Committee may also be a participant under the Plan, but any Committee member who is such a member shall not participate in any rulings by the Committee which relate to his own distributions or elections or which are otherwise particularly applicable to his own participation.


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               2.3  COMPANY.

               "Company" shall mean Fleetwood and its Subsidiaries.

               2.4  DEFERRED COMPENSATION.

               "Deferred Compensation" shall mean amounts for which a Participant has an election to defer in effect under the Fleetwood Enterprises, Inc. Deferred Compensation Plan.

               2.5  PARTICIPANT.

               "Participant" shall mean a person described in Section 4.

               2.6  PLAN PERIOD.

               "Plan Period" shall mean the applicable quarters of the calendar year, ending respectively on March 31, June 30, September 30, and December 31.

               2.7  BASE RATE.

               "Base Rate" shall mean the base rate of interest charged by the Bank of America, NT&SA (or base or prime rate of such other major bank as may be selected by the Committee), or, after March 31, 1995, any other rate selected by the Committee in its sole and absolute discretion. Notwithstanding the foregoing, upon and after a Change of Control, the "Base Rate" shall be the greater of the base or prime rate charged from time to time by the Bank of America, NT&SA or the rate in use immediately before the Change of Control. The "Base Rate" shall be adjusted quarterly as of the last day of each Plan Period based on the base rate in effect on the last business day of such period.

               2.8  RESTRICTED CONTRIBUTIONS.

               "Restricted Contributions" shall mean the Company contributions which would have been allocated to the account of the Participant in the Retirement Plans for the Plan Year but for the limitations imposed by Sections 415 and 417 of the Internal Revenue Code.

               2.9  RETIREMENT PLANS.

               "Retirement Plans" shall mean the Fleetwood Enterprises, Inc. Retirement Plan and the


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Fleetwood Retirement Plan, in each case as now in effect or hereafter amended.

               2.10 SUBSIDIARY.

               "Subsidiary" shall mean such corporations, fifty percent (50%) or more of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by Subsidiaries that have been designated in writing by the Committee to be Subsidiaries for this purpose.

               2.11 SUPPLEMENTAL BENEFITS.

               "Supplemental Benefits" shall mean the amounts credited to a Participant's account pursuant to Section 5.2 of this Plan.

               2.12 CHANGE OF CONTROL.

               "Change in Control" shall mean the first to occur of any of the following events:

               (a) Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act") but not including for this purpose any person that, as of January 1, 1995, owned 15 percent or more of the outstanding common stock of Fleetwood or a person who acquires shares of such common stock from such person by will or by the laws of descent or distribution) becomes the beneficial owner (as that term is used in
Section 13(d) of the Exchange Act), directly or indirectly, of 25 percent or more of Fleetwood's capital stock entitled to vote in the election of directors;

               (b) During any period of not more than two consecutive years, not including any period prior to April 1, 1995, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a),(c), or (d) of this
Section 2.12) whose election by the board of directors or nomination for election by Fleetwood's stockholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;


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               (c)  The shareholders of Fleetwood approve any consolidation or merger of Fleetwood other than a consolidation or merger of Fleetwood in which the holders of the common stock of Fleetwood immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger; or

               (d) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member.

               2.13 FLEETWOOD

               "Fleetwood" shall mean Fleetwood Enterprises, Inc., a Delaware corporation.

          3.   PLAN ADMINISTRATION.

               3.1   THE COMMITTEE.

               The Committee shall administer the Plan in accordance with its terms.

               3.2   POWERS OF THE COMMITTEE.

               The Committee shall have full power and authority to adopt and revise such rules and procedures as it shall deem necessary for the administration of the Plan . The decision of the Committee with respect to any question arising under this Plan shall be final, conclusive and binding on all persons.

               3.3   ORGANIZATION AND OPERATION OF COMMITTEE.

               The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee. The Committee may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of this Plan.

               3.4   RELIANCE ON REPORTS.

               Each member of the Committee and each member of the Board shall be fully justified in relying


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or acting in good faith upon any opinion or report made by the independent public accountants of the Company and upon any other opinions, reports or information furnished in connection with the Plan by any accountant, counsel, or other specialist (including financial officers of the Company, whether or not such persons may be Participants under the Plan). In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such opinion, report or information or for any action, including the furnishing of information, taken or failure to act, if in good faith.

               3.5   RECORDS AND REPORTS.

               The Committee shall keep a record of all its proceedings and acts, and shall keep all such books of accounts, records, and other data as may be necessary for proper administration of the Plan.

               3.6   PAYMENT OF EXPENSE.

               Unless otherwise determined by the Board, the members of the Committee shall serve without compensation for services as such, but all expenses of the Committee shall be paid by the Company. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, fees of accountants, counsel, and other specialists, and other costs of administering the Plan.

               3.7   INDEMNIFICATION.

               Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by Fleetwood against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the approval of Fleetwood, or paid by him in satisfaction of judgment in any such action, suit, or proceeding against him, provided he shall give Fleetwood an opportunity, at its own expense, to handle and defend it on his own behalf. The foregoing rights of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the certificate of incorporation or bylaws of Fleetwood, as a


                                        5

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matter of law, or otherwise, or any power that Fleetwood may have to indemnify them or hold them harmless.

          4.   ELIGIBILITY AND PARTICIPATION.

          Those persons who are participants in either of the Retirement Plans and have Deferred Compensation or Restricted Contributions for a Plan Period shall become Participants for the Plan Period.

               5.   DETERMINATION OF SUPPLEMENTAL BENEFITS.

                    5.1  SEPARATE DETERMINATION FOR EACH PLAN PERIOD.

                    A separate determination shall be made with respect to each Plan Period as to the amount of Supplemental Benefits to be credited to the account of each Participant for the Plan Period.

                    5.2  DETERMINATION OF AMOUNT OF SUPPLEMENTAL BENEFITS.

                    For each Plan Period, the account of each Participant shall be credited with amounts equal to:

                    (i) the amount of Company contributions which would have been allocated to the Participant's account in either of the Retirement Plans for the Plan Period if "Earnings" under such Retirement Plan included Deferred Compensation, such amount to be credited no later than as of the date or dates the Company contributions would have been made to such Retirement Plan if "Earnings" under such Retirement Plan included Deferred Compensation; plus

                    (ii) the amount of Restricted Contributions allocable to the Participant for the Plan Period, such amount to be credited as of the dates the Restricted Contributions would have been made to the applicable Retirement Plan but for the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code; plus

                    (iii) the interest, if any, computed under Section 5.3.

                    5.3  COMPUTATION OF INTEREST.

                    Amounts credited under this Plan shall bear interest at a rate per annum equal to the lesser of


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(i) the Base Rate computed pursuant to Section 2.7, or (ii) the maximum rate permitted under California law. Interest shall be credited and compounded quarterly as of the end of each Plan Period. Participants' accounts shall be accurately and timely credited with interest earned hereunder.

                    5.4  VESTING.

                    A Participant's vested percentage of the amounts credited to his account under this Plan shall be the same as his vested percentage of amounts credited to his account under the applicable Retirement Plan.

               6.   UNSECURED OBLIGATION.

               Participants under this Plan shall not have any interest in any fund or specific assets of the Company by reason of this Plan. No trust fund shall be created in connection with the Plan, and there shall be no funding of amounts which may become or are payable to any Participant; provided, that benefits under this Plan may be funded in whole or in part through the Fleetwood Enterprises Master Deferred Compensation Trust, a grantor trust described in Internal Revenue Code Section 671; provided further, that upon a Change of Control, the Company must immediately contribute an amount, if any, to such trust sufficient so that all benefits earned and credited hereunder through such Change shall be fully funded through such trust. A Participant's rights under such trust shall be governed solely by the instrument or instruments governing such trust.

               7.   PAYMENT.

               (a) The vested portion of the amount of Supplemental Benefits credited to a Participant's account under this Plan, shall, subject to the provisions of Sections 7(b), 5.4 and 16, be paid in accordance with the written election of a Participant upon his or her termination of employment with the Company, on a form authorized for such purpose by the Committee, which election shall be made immediately prior to the inception of the Participant's participation in this Plan. In such election, the Participant shall designate either one or a combination of the following payment options:

                    (i) A lump sum upon employment termination with the Company, or in the first week of January of a designated year (1st, 2nd, 3rd, etc.) following termination.


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

                    (ii) Consecutive annual installments of not less than $10,000 each, such installments to commence in the first week of January of a designated year (1st, 2nd, 3rd, etc.) following employment termination with the Company and payable over a period not to exceed 20 years from the date of employment termination.

                    (iii) A lump sum amount of less than the participant's entire benefit, in accordance with (i) above, followed by installment payments of the balance in accordance with (ii), above.

               (b) The elections described in paragraph (a) above shall be subject to the following:

                    (i) A Participant may modify any election at any time that is not less than two years before the prior election would otherwise take effect.

                    (ii) Notwithstanding clause (i) above, an election may be modified at any time if (A) the Participant and the Committee both agree to such modification and such modification is on account of the Participant's involuntary termination of employment with the Company or the Participant is suffering a severe financial hardship attributable to an unforeseeable emergency that cannot be relieved by any other source reasonably available to the Participant, or (B) the Participant elects at any time to have his or her full remaining balance distributed but reduced by 10 percent and the Participant is suspended from future participation in the Plan until the end of the eighth calendar quarter following the distribution.

                    (iii) While distributions will ordinarily commence upon or after employment termination with the Company, a Participant in his or her election or election modification may specify that payments may commence while the person is still employed with the Company on or after the date the sum of such person's age and total service with the Company equals 85. Notwithstanding the foregoing, the Committee may order payment to any Participant still employed with the Company if the sum of such individual's age and total service with the Company equals 70 and the Committee determines that there are mitigating circumstances surrounding such individual that warrant prompt payment.

               (c) To the extent that a percentage of the Participant's account or accounts in the applicable Retirement Plan attributable to the Company contributions


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

is forfeited because of termination of employment, an equal percentage of the Participant's account under this Plan shall be forfeited, subject to provisions of restoration which may be provided by the applicable Retirement Plan.

               (d) If no separate election is made hereunder, payment to the Participant shall be made in a lump sum in January of the year following termination of employment with the Company.

               (e) Upon the death of a Participant, all funds will be paid to the Participant's designated beneficiary or beneficiaries in the form selected by the Participant unless the beneficiary and the Committee agree to payment in an immediate lump sum.

               8.   BENEFICIARY DESIGNATION.

               A Participant may designate a beneficiary or beneficiaries by means of a written election on a form authorized for such purpose by the Committee. A Participant may change such election at any time on a form authorized for such purpose by the Committee. If a Participant does not make an election in accordance with this Section 8 and has previously designated a beneficiary or beneficiaries under the Participant's applicable Retirement Plan, then that designation shall be effective for purposes of this Plan.

               9.   DISSOLUTION AND OTHER EVENTS.

                    9.1  DISSOLUTION OR CHANGE OF CONTROL OF FLEETWOOD

                    (a) In the event that Fleetwood is liquidated or dissolved, then with respect to any amounts which may then or thereafter become payable to a Participant or a Participant's beneficiary or successors under Section 7 of this Plan, the Company shall pay such amount promptly in cash, without regard to any elections with respect to deferrals or installments which the Participant may have in effect. Payment shall be made upon the earlier to occur of (i) a liquidation or dissolution with respect to the Company or (ii) a determination made by the Board in the exercise of its discretion that such liquidation or dissolution is imminent.

               (b) The occurrence of a Change of Control shall not affect the payment of amounts hereunder, and all benefits hereunder shall remain deferred and shall be


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

paid in accordance with Participant elections as specified in Section 7 hereof. A Participant shall, however, be indemnified and held harmless for any costs incurred, including without limitation attorneys' fees, in the course of and in order to receive payments of amounts to which he or she becomes entitled after a Change in Control.

               9.2  SUBSIDIARY REORGANIZATION.

               In the event the assets of one Subsidiary are transferred to another Subsidiary by merger, consolidation, transfer of assets, transfer of capital stock or otherwise, the transferee Subsidiary shall assume amounts which may then or thereafter become payable by the transferor Subsidiary to a Participant or a Participant's beneficiaries or successors under the provisions of this Plan. For purposes of this Section 9.2, a Subsidiary may include Fleetwood.

          10.  CLAIM TO SUPPLEMENTAL BENEFITS AND EMPLOYEE RIGHTS.

          No employee or other person shall have any claim or right to become a Participant under this Plan except as provided herein. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company. Benefits shall be paid in accordance with the provisions of this instrument. If and to the extent benefits are not automatically paid hereunder, the Participant, or a Beneficiary or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Committee. Such claim shall be reviewed by the Committee or its delegate.

          (a) If the claim is denied, in whole or in part, the Committee or its delegate shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

          (b) If the claim is denied and a review by the full Committee is desired, the Participant (or Beneficiary) shall notify the Committee or its delegate in writing within sixty (60) days of the denial (a claim shall be deemed denied if the Committee does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Participant or his Beneficiary may request a review of the Plan document or other pertinent documents with regard to the Plan, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

          (c) The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.

          11.  NONTRANSFERABILITY.

          Except as may be permitted by the applicable Retirement Plan or in order to pay death benefits as provided hereunder, a person's rights and interest under this Plan, including amounts payable, may not be assigned, pledged, transferred or otherwise hypothecated.

          12.  COURT ORDERS.

          Notwithstanding any other provisions hereof, the Committee may respond as it deems appropriate in its sole and absolute discretion to any court ordered payment (including without limitation those pertaining to child support or alimony). Appropriate responses may include without limitation affording the non-Participant spouse the same rights enjoyed by the Participant spouse to modify a previously elected or determined payment format, subject to the provisions hereof.

          13.  RELATIONSHIP TO OTHER BENEFITS.

          No payment under the Plan shall be taken into account for determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company.

          14.  AMENDMENT AND TERMINATION.

               14.1 PLAN RESTATEMENT.

          This Plan has been restated as of April 1, 1995, pursuant to action taken by the Board for the purpose of amending and restating the Plan. This Plan as so restated shall apply to all amounts earned hereunder including those earned prior to April 1, 1995.

               14.2 FUTURE AMENDMENT AND TERMINATION.

               The Board may terminate this Plan or modify or amend this Plan in such respects as it shall deem advisable. No termination or amendment of the Plan, however, shall reduce the amount of the benefit which a person who is a Participant at the time such termination or amendment occurs has already become entitled to.

          15.  AMENDMENT OF RETIREMENT PLANS.

          In the event that any of the provisions of either of the Retirement Plans are amended, said amendment to the extent not in direct conflict with express provisions of this Plan shall be equally applicable to the payment of Supplemental Benefits under this Plan.

          16.  DE MINIMUS PAYMENTS.

          Notwithstanding any other provision of this Plan or either of the Retirement Plans to the contrary, in the event that amounts become payable to a Participant or to his or her successor under the terms of this Plan and the present value of such amounts is less than $10,000.00, the Committee may, at its sole discretion, direct the present value of such amounts to be paid in a lump sum cash payment.

          17.  INCOMPETENCY.

          Every person receiving or claiming a benefit under this Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in form and manner acceptable to the Committee, that such person is incompetent and that a guardian, conservator or other person legally vested with the care of his or her estate has been appointed; provided, however, that if the Committee shall determine in its sole discretion that any person to whom a benefit is payable under this Plan is unable to care for his or her affairs because of incompetency, any payments due (unless a prior claim therefore shall have been made by a duly appointed legal representative may be paid to the spouse, a child, a parent, a brother or sister of such person, or to any person or institution deemed by the Committee to have incurred expenses for such person otherwise entitled to payment. In the event a guardian or conservator of the estate of any person receiving or claiming benefits under this Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. Any payment made in accordance with this section shall be a complete discharge of any liability therefor under this Plan.

          18.  NOTICE.

          All elections by a Participant and the designation of any beneficiary or beneficiaries shall be made on forms supplied or approved by the Committee. Any other notice or other communication required or permitted by this Plan to be given or accepted by a Participant, a Participant's successors or beneficiaries, the Committee or the Company, must be in writing and may be given or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person to such party. All notices to a Participant or to his or her successors or beneficiaries shall be delivered to the last known address or addresses on file with the Company. Notices to the Committee or to the Company and beneficiary designations shall be delivered to the following person and address:

               Fleetwood Enterprises, Inc.
               3125 Myers Street
               Riverside, California  92523
               Attention:  Treasurer

or to such other address and person as the Committee, through two duly elected officers, shall specify.

               19.  GOVERNING LAW.

               This Plan shall be governed by and construed in accordance with the laws of the State of California.

               20.  PRONOUNS.

               The masculine pronoun shall include the feminine and the singular pronoun shall include the plural and VICE VERSA, unless the context clearly indicates otherwise.


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                                 AMENDMENT NO. 2
                           FLEETWOOD ENTERPRISES, INC.

                            SUPPLEMENTAL BENEFIT PLAN
                 (AMENDED AND RESTATED EFFECTIVE APRIL 1, 1995)


     The Fleetwood Enterprises, Inc. Supplemental Benefit Plan (Amended and Restated effective April 1, 1995) is hereby amended, effective January 1, 1996, as follows:

     A.   Section 7(b)(i) shall be amended in its entirety to read as follows:
          A Participant may modify any election at any time that is not less than two years before the prior election would otherwise take effect, provided, that any modified election itself may not take effect until a date that is at least two years after it is made.